Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM Amends Credit Agreement Enhancing Flexibility

New York, NY – December 11, 2013 – ABM (NYSE:ABM), a leading provider of facility solutions, announced today it has amended its existing unsecured credit agreement, increasing the borrowing capacity to $800M, extending the maturity to 2018 and reducing certain pricing components, including moving to a flat 1% for letters of credit, subject to certain utilization restrictions.

“We are extremely pleased with the results of the amendment,” said James Lusk, executive vice president and chief financial officer, ABM Industries. “The amended facility, which was significantly oversubscribed, enhances our flexibility going forward and provides additional capacity for strategic initiatives”.

Added D. Anthony Scaglione, senior vice president mergers and acquisitions and treasurer: “The amendment continues to demonstrate the support and confidence of our syndicate of banks. In addition, by working with the company on a novel split grid pricing between borrowings and letters of credit, our bank group demonstrated the willingness to think outside the box in arriving at this unique solution”.

Bank of America, N.A. acted as Administrative Agent for the amendment and US Bank, N.A. was added as a Co-Documentation Agent.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues exceeding $4 billion and 100,000 employees in over 350 offices deployed throughout the United States and various international locations. ABM’s comprehensive capabilities include facilities engineering, commercial cleaning, energy solutions, HVAC, electrical, landscaping, parking and security, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes — from schools and hospitals to the largest and most complex facilities, such as manufacturing plants and major airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

# # # END # # #

Contact:

Investors & Analysts:	David Farwell	Media:	Chas Strong
	(212) 297-9792		(770) 953-5072
	dfarwell@abm.com		chas.strong@abm.com